Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Hallmark Financial Services, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-41220, 333-140000 and 333-160050) and Form S-3 (File No. 333-171696) of Hallmark Financial Services, Inc. and subsidiaries (the Company) of our report dated March 25, 2010, relating to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2009 and all financial statement schedules, which appears in this Form 10-K of Hallmark Financial Services, Inc.

The aforementioned report, with respect to the consolidated financial statements of the Company, refers to the change, in 2009, in the Company’s method of evaluating other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the Financial Accounting Standards Board, as of April 1, 2009.

/s/ KPMG LLP
KPMG LLP

Dallas, Texas

March 14, 2012